Exhibit 5.1

                             RICHARDSON & PATEL LLP
                            10900 WILSHIRE BOULEVARD
                                    SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 208-1183
                            FACSIMILE (310) 208-1154

                                December 30, 2005

Bio-Bridge Science, Inc.
1211 West 22nd Street, Suite 6150
Oak Brook, IL 60523

      Re:   Registration Statement on Form SB-2

Gentlemen:

      We have acted as counsel for Bio-Bridge Science, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the sale of up to 3,618,064 shares of common stock offered for public resale by certain selling security holders, consisting of (i) up to 2,000,000 shares of common stock reserved for Dutchess Private Equities Fund, LP, a Delaware limited partnership, under the equity line (the "Purchase Shares"); and (ii) 1,618,064 shares of our common stock held by other selling security holders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

      In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Certificate of Incorporation (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that (i) the shares issued by the Company which are included in this Registration Statement are validly issued, fully paid and nonassessable; and (ii) the Purchase Shares have been duly authorized and, when issued against payment of the requisite purchase price, will be validly issued, fully paid and nonassessable.


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      We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     RICHARDSON & PATEL LLP

                                                     /s/ Richardson & Patel LLP